Exhibit 99.1
John F. Levy Appointed to the Brightpoint Board of Directors
INDIANAPOLIS, September 15, 2010 — Brightpoint, Inc. (NASDAQ:CELL) announced today that its Board of Directors has appointed John F. Levy as a Class II Director to its Board of Directors. Mr. Levy replaces James W.P. Reid-Anderson, who resigned from the Board of Directors in connection with his appointment as Chairman, President and Chief Executive Officer of Six Flags Entertainment Corporation.
John F. Levy is Chief Executive Officer and principal consultant for Board Advisory, a consulting firm established to assist public companies, or companies aspiring to be public, with corporate governance, corporate compliance, ethics, financial reporting and financial strategies. Mr. Levy is a recognized corporate governance and financial reporting expert with over 30 years of progressive financial, accounting and business experience, including having served as Chief Financial Officer of both public and private companies for over 13 years.
Jerre L. Stead, Lead Independent Director stated, “John’s experience and expertise are extremely valuable to our Board of Directors and the entire Board is delighted to have the opportunity to work with John as Brightpoint executes its growth strategy during this exciting phase of the global wireless technology industry.”
About John F. Levy
Since May 2005, Mr. Levy has served as the Chief Executive Officer of Board Advisory, a consulting firm that advises companies in the areas of corporate governance, corporate compliance, financial reporting and financial strategies. From November 2005 to March 2006, Mr. Levy served as Interim Chief Financial Officer of Universal Food & Beverage Company, which filed a voluntary petition under the provisions of Chapter 11 of the United States Bankruptcy Act on August 31, 2007. From November 1997 to May 2005, Mr. Levy served as Chief Financial Officer of MediaBay, Inc., a NASDAQ company and provider of spoken word audio content. While at MediaBay, he also served for a period as its Vice Chairman.
From March 2006 through April 2010, Mr. Levy was a director and Chairman of the Audit Committee of Take-Two Interactive Software, Inc., a publicly traded company that develops, markets, distributes and publishes interactive entertainment software games and from November 2008 through June 2010, a director of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.), which, through its subsidiaries, engages in the production and wholesale distribution of vehicle-quality liquid natural gas in the western United States serving airports, public transit, refuse, seaports, regional trucking, taxis, and government fleets markets.

Mr. Levy currently serves as non-executive Chairman of the Board of Directors of Applied Minerals Inc., a materials company focused on specialty clays, is a member of the Board of Directors and Lead Director for Gilman Ciocia, Inc., a financial planning and tax preparation firm, and a member of the Board of Directors of Applied Energetics, Inc., a company which specializes in the development and application of high power lasers, high voltage electronics, advanced optical systems, and energy management systems technologies.
Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath, and Grant Thornton. Mr. Levy has a B.S. degree in economics from the Wharton School of the University of Pennsylvania and received his M.B.A. from St. Joseph’s University (PA). Mr. Levy is also a board member and program chair for the New Jersey Chapter of the National Association of Corporate Directors.
About Brightpoint, Inc.
Brightpoint, Inc. (Nasdaq:CELL) is a global leader in providing supply chain solutions to leading stakeholders in the wireless industry. In 2009, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 2,700 employees in more than 25 countries. In 2009, Brightpoint generated revenue of $3.2 billion. Brightpoint provides distribution and customized services to more than 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Contact
Brightpoint, Inc.
Anthony Boor
317-707-2355